MERIT PARTNERS, LLC


                               OPERATING AGREEMENT


     OPERATING AGREEMENT of MERIT PARTNERS, LLC, dated as of October 24, 1997, by and between MERIT OPERATING, LLC a New York limited liability company ("Managing Member") and MERIT EQUITIES, LLC, a New York limited liability company ("Investor Member," collectively, the "Members").


                                R E C I T A L S:


     WHEREAS, the Members wish to form a limited liability company pursuant to the laws of the State of New York;

     WHEREAS, the Members wish to provide for the operation and management of the Company for the purposes stated herein;

                               A G R E E M E N T:


     NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties agree as follows:


                    ARTICLE 1 - THE LIMITED LIABILITY COMPANY


     1.01 Formation. The Members hereby form a limited liability company (the "Company") subject to the provisions of the New York Limited Liability Company Law (the "LLCL").

     1.02 Filing; Publication. In connection with the execution and delivery of this agreement, the Members shall cause (i) Articles of Organization that comply with the requirements of the LLCL to be properly filed with the Secretary of State of the State of New York, (ii) to be published a notice in form and substance prescribed by Section 206 of the LLCL, at the times and in the newspapers required by Section 206 of the LLCL and (iii) to be filed with the Secretary of State of the State of New York, within 120 days after the filing of the Articles of Organization, proof of


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publication required by Section 206 of the LLCL. In addition, the Members shall execute such further documents (including amendments to the Articles of Organization) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in all states and countries where the Company may conduct its business.

     1.03 Name. The name of the Company shall be Merit Partners, LLC.

     1.04 Registered Office; Registered Agent. The location of the registered office of the Company shall be c/o CT Corporation System, 1633 Broadway, New York, New York 10019 and thereafter at such other location as the Members may designate. The Company's registered agent at such address shall be CT Corporation System, 1633 Broadway, New York, New York 10019.

     1.05 Events of Dissolution. The Company shall continue until October 20, 2005 unless sooner dissolved by:

          (a) the affirmative vote of (i) the Managing Member, (ii) the Members whose Capital Interests (as defined in Section 2.02) equals more than 50% of all Capital Interests and (iii) the Non-Affiliated Member (as herein defined);

          (b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

          (c) the resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company;

          (d) the occurrence of a liquidation procedure pursuant to Section 8.03; or

          (e) any other event causing a dissolution of a limited liability company under the LLCL.

     1.06 Continuance of the Company. Notwithstanding the foregoing provisions of Section 1.05, upon the occurrence of an event described in subsection 1.05(c), the remaining Member or Members shall have the right to continue the business of the Company. Such right may be exercised only by the affirmative unanimous vote of the remaining Member or Members,


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within 90 days after the occurrence of an event described in subsection 1.05(c), to continue the business of the Company. If not so exercised, the right of the Members to continue the business of the Company shall expire and the Company's affairs shall be wound up as provided in Article 8 hereof.

     1.07 Intentionally Omitted.

     1.08 Title to Company assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, including the Managing Member, as the Managing Member may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

     1.09 Power of Attorney. (a) Each Member hereby constitutes and appoints the Managing Member, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, the Articles of Organization and all amendments or restatements thereof) that the Managing Member deems necessary or appropriate to form, qualify or continue the existence of qualification of the Company in the State of New York and in all other jurisdictions in which the Company may conduct business or own property; (ii) all certificates, documents and other instruments that the Managing Member deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; and (iii) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Managing Member deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement. Nothing contained in this Section shall be construed as authorizing the Managing Member to amend this Agreement except as expressly provided in this Agreement.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the


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subsequent dissolution, bankruptcy or termination of any Member or the transfer of any Capital Interest (as herein defined) and shall extend to a Member's heirs, successors, assigns and personal representatives, but such power shall terminate upon the dissolution of the Company.

     1.10 Management of Business. The business of the Company shall be conducted by its Managing Member, which may designate such individuals or other entities (with which it may or may not be affiliated) to conduct the day-to-day activities of the Company. The Managing Member may appoint such attorney-in-fact or agent as it may determine from time to time. Such attorney-in-fact or agent shall serve until their successors are designated by written action of the Managing Member.

     1.11 Character of Business. The business of the Company shall be to transact any and all business as may be lawfully engaged in by limited liability companies organized under the laws of the State of New York. The initial business of the Company shall be to acquire, hold, own, manage, finance, or dispose of by resale or otherwise $25,000,000 of convertible preferred stock (the "Initial Securities") of Emeritus Corporation ("Emeritus"), or any other interests (direct or indirect) in or to securities owned by Emeritus or its affiliates or entities to be acquired by Emeritus (the "Additional Securities"; together with the Initial Securities, the "Securities"). The terms of any Additional Securities must be approved by the members of the Investor Member not affiliated with the Managing Member ("the Non-Affiliated Member"), which approval shall not be unreasonably withheld or delayed.

     1.12 Principal place of business. The location of the principal place of business of the Company shall be at 299 Park Avenue, New York, NY 10171, or at such other place as the Managing Member from time to time may select.

     1.13 Members. The name and place of residence of each Member are as follows:

             Name                                  Address

    MERIT OPERATING, LLC                      527 Madison Avenue
      ("Managing Member")                     17th Floor
                               New York, NY 10022

    MERIT EQUITIES, LLC                       527 Madison Avenue
      ("Investor Member")                     17th Floor
                               New York, NY 10022



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                        ARTICLE 2 - CAPITAL CONTRIBUTIONS

     2.01 Initial contributions. The Members initially shall contribute to the Company's capital the following property:

      Merit Operating, LLC                          $2,500,000

      Merit Equities, LLC                           $22,500,000


     2.02 Capital Interests. The interests of the Members in the capital originally contributed to the Company (the "Capital Interests") are as follows:

     Name                                     Capital Interests

     Merit Operating, LLC                               10%

     Merit Equities, LLC                                90%


     2.03 Additional Contributions. The business of the Company may require capital up to an aggregate amount of $75,000,000. At such times as the Managing Member shall determine that additional amounts of capital beyond the amount necessary to purchase the Initial Securities are required for the business of the Company, the Managing Member shall notify the Investor Member in writing, furnishing in general outline the purposes for which such additional amount of capital is requested. Upon approval of the request by the Non-Affiliated Member, which approval shall not be unreasonably withheld or delayed, the requested amount shall be furnished by the Members in proportion to their Capital Interests. The notice of such request shall be furnished by the Managing Member and shall specify the date when the funds are desired, which shall not be less than two business days from the date of the notice. All contributions of capital to the Company shall be made by the Members in proportion to the Capital Interests specified in Section 2.02 which Capital Interest percentages shall not be varied without the consent of the Non-Affiliated Member. Any contribution of capital to the Company which is not made in such proportions shall be returned by the Company to the Member or Members who made such contribution. No Member shall be obligated or permitted to make any other additional


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contribution to the Company's capital not specifically provided in this Section.

     2.04 Capital Accounts. The Company shall maintain capital accounts in accordance with the provisions of Section 6.02 of this Agreement.

     2.05 No personal liability. No Member shall have any individual liability to the Company or to the other Members or to any third party with which the Company may deal or transact business to make any additional capital contribution. No additional claims or rights may be asserted by any third party claimant or creditor of the Company or by any receiver, trustee, or other person acting or purporting to act on behalf of the Company or the Member. No participant in any Member and no officer, director, partner or owner of any Member shall have any liability with respect to additional capital contributions.


                  ARTICLE 3 - PROFITS, LOSSES AND DISTRIBUTIONS

     3.01 Profits and Losses. The Company's net profits or net losses shall be determined on an annual basis, in accordance with Section 6.04, and shall be allocated to the Members in proportion to their Sharing Ratios. The "Sharing Ratio" of each Member shall be equal to the percentage of the total of Capital Interest held by such Member from time to time.

     3.02 Allocations for Tax Purposes. For income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in their respective Sharing Ratios, except that gain or loss with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Internal Revenue Code and Treasury Regulations Section 1.704-1(b)(4)(i), using any method permitted by applicable Treasury Regulations.

     3.03 Distributions. Annually or at more frequent intervals, at the discretion and determination of the Managing Member, or at such other time as may be required under any provision of this Agreement, then available funds shall be distributed to the Members in proportion to their Sharing


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Ratios. "Available funds" for this purpose means the Company's gross cash receipts, less the Company's expenditures, and less the amount that, in the Managing Member's reasonable judgment, the Company should retain in order to fulfill its business purposes; provided that no amounts shall be retained for purposes of acquiring Additional Securities without the consent of the Non-Affiliated Member.

     3.04 Capital Withdrawal. No member shall have the right to withdraw any amount from its capital account or receive a distribution of property or cash unless approved by the Managing Member.


                             ARTICLE 4 - MANAGEMENT


     4.01 Members. The liability of the Members shall be limited as provided in the LLCL. No Member shall be liable for the debts, obligations, or liabilities of the Company.

     4.02 Powers of Managing Member to Manage Business of Company. The Managing Member shall, except as specifically provided in this Agreement, make all decisions concerning (a) the development, sale, lease or other disposition of the Company's assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company's assets; (d) the borrowing of money and the granting of security interests in the Company's assets (including loans from Members); (e) the prepayment, refinancing or extension of any mortgage affecting the Company's assets; (f) the compromise or release of any of the Company's claims or debts; and (g) the employment of persons, firms or corporation for the operation and management of the Company's business, including affiliates of the Managing Member (so long as such engagement is on reasonable and fair market terms and compensation and has been approved by the Non-Affiliated Member in accordance with Section 5.01).

     4.03 Exercise of Management Powers. In the exercise of management powers in accordance with the terms hereof, the Managing Member, or such attorney-in-fact or agent as the Managing Member shall designate or appoint, are authorized to execute and deliver (a) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (b) all checks, drafts and other orders for the payment of the Company's funds;


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(c) all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; and (d) all other instruments of any kind or character relating to the Company's affairs, whether like or unlike the foregoing. No Member acting without the authorization required under this Section shall have management power over the business and affairs of the Company or actual or apparent authority to enter into contracts or bind the Company, except as may be specifically authorized by the remaining Members pursuant to this Article 4.

     4.04 First Offer on Sale. At such time as the Managing Member shall determine to sell any property of the Company, it shall first notify the Investor Member and the Non-Affiliated Member of the proposed sale, including in the notice with sufficient specificity a description of the assets proposed for sale and the price and other terms and conditions on which such proposed sale would be effected. The Non-Affiliated Member shall have a period of not less than 15 business days to elect whether it shall purchase such property at such time and if it does so elect, it shall consummate the purchase in not more than 15 business days after such election. If the Non-Affiliated Member does not make such election, then the Managing Member may effect the sale at not less than 95% of the price, and on other terms and conditions no less favorable than the other terms and conditions if any, set forth in its notice. If such sale does not take place within ninety (90) days after the notice from the Managing Member, then a new notice shall be required before such sale is proposed or implemented for the property.

     4.05 Limitations on Borrowing. The authority granted to the Managing Member to finance the capital needs of the Company shall be limited to an aggregate amount of $50,000,000, which amount may be borrowed on such fair market terms as are approved by all of the members of the Investor Member, which approval shall not be unreasonably withheld or delayed. Such borrowings may be secured by a pledge of the property and assets of the Company.

     4.06 Appointment of Officers or Representatives. The Members, acting pursuant to this Article 4, may appoint such agents or representatives as they deem appropriate, and may grant to them such titles or designations, including that of President, Vice President, Managing Agent or Managing Director, as they may deem necessary or appropriate.

     4.07 Nominee. Title to the Company's assets shall be held in the Company's name or in the name of any nominee


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that the Managing Member may designate. The Managing Member shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his or its gross negligence or willful misconduct.

     4.08 Time Devoted to Business. The Members shall devote such time to the business of the Company as they in their discretion deem necessary for the efficient operation of the Company's business. The Members shall at all times be free to engage for their own account in all aspects of any business or investment in which the Company is involved; provided however that none of the Managing Member, its members, the Investor Member, Northstar Capital Partners and their respective affiliates shall directly or indirectly make any investments in or enter into transactions with Emeritus or its affiliates except directly or indirectly through the Company or with the consent of the Non-Affiliated Member.

     4.09 Information Relating to Company. Each Member or his or its authorized representative shall have access to and may inspect and copy all books, records and materials regarding the Company or its activities.

     4.10 Exculpation. Any act or omission of a Member the effect of which may cause or result in loss or damage to the Company or the Members if done in good faith to promote the best interests of the Company shall not subject such Member to any liability to any other Member or to the Company.

     4.11 Indemnification. Any person acting on behalf of the Company, whether as Member designated to do so under the provisions of this Article 4 or as attorney-in-fact or agent under the provisions of Section 1.09, shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interests, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, relating to the activities of such person acting on behalf of the Company in any of such capacities. The indemnification provided in this Section shall extend to the fullest extent as would be permitted by applicable law of the State of New York affording indemnification to persons acting on behalf of corporations organized in such State. However, no Member, attorney-in-fact or agent of the Company shall be


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indemnified for any act or omission constituting gross negligence or willful misconduct.

     4.12 Records at Principal Place of Business. The Managing Member shall cause the Company to keep at its principal place of business the following:

          (a) a current list in alphabetical order of the full name and last known business street address of each Member;

          (b) a copy of the Articles of Organization and all certificates of amendment thereto, together with (i) receipts of filing thereof, and (ii) executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed;

          (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years; and

          (d) copies of any financial statements of the Company, if any, for the three most recent years.

     4.13 Tax Matters Member. The "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Internal Revenue Code shall be the Managing Member. Such tax matters partner shall be authorized to represent the Company in connection with all matters relating to the tax status, tax reports or filing of the Company.


                            ARTICLE 5 - COMPENSATION


     5.01 No Entitlement to Compensation. No Member acting on behalf of the Company shall be entitled to compensation or remuneration except as may be specifically provided in this Agreement or otherwise by the Members. This provision shall not limit any compensation or remuneration which any Member shall receive from any other entity with which the Company may be an affiliate or in which the Company is a participant or partner. It is specifically understood that affiliates or subsidiaries of the Managing Member may render administrative or management services to the Company and shall receive payment for such services on a customary and reasonable commercial basis. Notwithstanding the foregoing, all transactions, agreements or arrangements by and among the


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Company, the Managing Member, the members of the Managing Member, the Investor
Member, MI Manager LLC, Northstar Capital Partners LLC and/or any of their respective affiliates involving payment or other consideration to be borne by the Company or the Investor Member and all compensation payable with respect thereto shall require consent of the Non-Affiliated Member which approval may be unconditionally withheld.

     5.02 Structuring Fee Payment. In addition to any other amounts to be paid as compensation under the provisions of this Article 5, Northstar Capital Partners LLC, a Delaware limited liability company, the owner of one of the members of the Investor Member, shall be entitled to receive a fee (the "Structuring Fee") equal to 0.67% of the purchase price of the Initial Securities and any Additional Securities. The Structuring Fee shall be paid from the first amounts of cash proceeds upon sale or dividends or other cash distributions received by the Company with respect to the Securities or any Additional Securities. Such amount shall be paid from the amounts held by the Company promptly upon receipt.

     5.03 Reimbursement. The Company shall reimburse the Members for all direct out-of-pocket expenses incurred by them in managing or acting on behalf of the Company, where such management or action was authorized or directed by the Company.


                              ARTICLE 6 - ACCOUNTS


     6.01 Books. The Members shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Members shall select. The Company's accounting period shall be the calendar year.

     6.02 Member Capital Accounts. Separate capital accounts shall be maintained for each Member. Each Member's capital account shall consist of the initial capital contribution made by the Member increased by any additional capital contributions made and the Member's share of the profits of the Company, and decreased by (a) distributions to the Member, and (b) the Member's share of Company losses. Such capital accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be adjusted appropriately to reflect any other adjustments required in accordance with that Regulation, except to the


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extent such adjustments would materially affect the amount or timing of any amount otherwise distributable hereunder.

     6.03 Transfers During Year. To avoid an interim closing of the Company's books, the share of profits and losses under Article 3 of a Member who transferred part or all of its interest in the profit or loss and capital of the Company during the calendar year shall be determined by taking the proportionate share of the amount of the profits and losses for the year. The proration shall be based on the portion of the calendar year that has elapsed prior to the transfer. The balance of the profits and losses attributable to the transferred interest shall be allocated to the transferee of such interest.

     6.04 Reports. The Managing Member shall cause there to be prepared and sent to each Member and the members of the Investor Member monthly statements of income and expenses and annual reports of the business and operations of the Company in accordance with generally accepted accounting principles consistently applied, including a balance sheet, statement of income and expenses and the capital of the members. The books of account shall be closed promptly after the close of each calendar year, and there shall be prepared and sent to each Member a statement on Treasury Form K-1 of such Member's distributive share of income and expense for federal income tax reporting purposes within 75 days of the end of the calendar year.

     6.05 Access to Books and Records. The Non-Affiliated Member shall have full and complete access to all of the financial and other books and records of the Company.


                              ARTICLE 7 - TRANSFERS


     7.01 Assignment of Membership Interest. Any direct or indirect transfer by either Member of all or any portion of its Membership Interest (as defined in the LLCL) in the Company or of any interest in the profit or loss or capital of the Company prior to the dissolution and winding up of the Company, shall require the express written consent of the non-transferring member and the Non-Affiliated Member prior to such transfer. Any purported assignment in violation of this Section 7.01 shall be null and void.


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     7.02 Substitution of Transferee as Member. No permitted transferee, designee or legal representative of a Member shall become a substitute Member without the consent of the Non-Affiliated Member, which consent may not be unreasonably withheld or delayed. In the event that such a consent is not granted, the transferee has no right to participate in the management of the business and affairs of the Company and is entitled only to receive the share of profits or other compensation by way of income and the return of contributions to which that member would otherwise be entitled. As conditions to its admission as a substitute member (a) any transferee, designee or legal representative of the Member shall execute and deliver such instruments and furnish such opinions of counsel, in form and substance satisfactory to the remaining Members to cause it to become a substitute Member, and (b) such transferee, designee or legal representative shall pay all reasonable expenses in connection with its admission as a substitute Member, including, without limitation, the cost of preparation and filing of any amendment of this Agreement or the Articles of Organization necessary or desirable in connection therewith.

     7.03 Admissions of New Members. Any admission of a new member into the Company shall require the express written consent of the Non-Affiliated Member prior to such admission. Any purported admission of a new member into the Company in violation of this Section 7.03 shall be null and void.

     7.04 No Transfers in Certain Cases. Notwithstanding any provision of this
Article 7 to the contrary, no transfer of any membership or other interest in the Company shall be permitted, if after giving effect thereto the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Any purported transfer which would cause a violation of this Section shall be null and void, and shall not give rise to any obligation on the part of the Company. In connection with any proposed transfer, the Managing Member may request the proposed transferor to furnish an opinion of counsel to the effect that the proposed transfer would not cause the Company to be required to register under the Investment Company Act. Such counsel shall be entitled to request, receive and rely upon a certificate from the Company as to such factual matters concerning the Company and the Members as may be reasonably necessary in order to render such an opinion.



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                     ARTICLE 8 - DISSOLUTION AND TERMINATION


     8.01 Final Accounting. In case of the Company's dissolution, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

     8.02 Liquidation. Upon the Company's dissolution and the failure of the remaining Members to continue the Company as provided in Section 1.06, the remaining Members or, if none, a person selected by a majority in Capital Interest of the Members and approved by the Non-Affiliated Member, which approval may be unconditionally withheld, shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the Company's affairs in an orderly and prudent manner. The liquidator shall apply and distribute any liquidation proceeds or assets of the Company in kind in the following manner and in the following order of priority:

          (a) to the payment of the debts and liabilities of the Company (other than the capital accounts of the Members) and to the expenses of liquidation in the order of priority as provided by law; then

          (b) to the establishment of any reserves deemed reasonably necessary by the liquidator for the payment of any contingent or unforeseen liabilities or obligations of the Company and, at the expiration of such period as reasonably deemed advisable by the liquidator, the balance of such reserves shall be applied and distributed in the manner hereinafter provided in this Section 8.02; then

          (c) to the Members in proportion to, and in payment of, the remaining respective capital accounts of the Members as of the date of distribution, as adjusted and computed pursuant to Article 3, Section 6.02, and any other applicable provisions hereof through the anticipated liquidation of the Company.

     8.03 Supplemental Liquidation Procedure. (a) The Non-Affiliated Member may initiate a liquidation procedure in the event that (i) either David Hamamoto or
W. Edward Scheetz shall cease to be active in the management of the Managing Member, (ii) the Managing Member or any of its principals or affiliates shall have committed any fraud, (iii) such member determines, at any time after the third anniversary of the date


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hereof, to liquidate its investment in the Company or (iv) if, at any time after the first anniversary of the issuance of the Initial Securities, the average closing price of Emeritus Common Stock for any period of 45 consecutive trading days shall be less than 75% of the average closing price thereof for the 45 consecutive trading days preceding the date hereof.

     (b) To initiate the liquidation procedure, the Non-Affiliated Member shall send a written notice to such effect to all the Members. Within thirty (30) days after receipt of such notice, the Managing Member, or in such case that this
Section 8.03 is triggered by Section 8.03(a)(ii), the Non-Affiliated Member, shall elect to either (i) sell the Securities for cash on the best terms then available or (ii) distribute the Securities in kind to the Members in accordance with Section 8.02.

     (c) In the event that the Managing Member elects to sell the Securities, it shall make all reasonable efforts to do so within a reasonable time. Alternatively, the Managing Member may elect to cause the Securities to be sold in a registered public offering, which the Managing Member will endeavor to cause to be completed within a reasonable time. If the Securities are sold privately, each member of the Investor Member will have a right to purchase all the Securities for a price and on terms no less favorable to the Company than the best price and terms offered from any financially able bidder for the Securities; provided that if all members of the Investor Member elect such right, then they shall be entitled to purchase their respective proportionate shares thereof determined in accordance with their capital interests in the Investor Member.

     (d) In the event only one member of the Investor Member elects to purchase the Securities, such member may, alternatively elect to purchase the interests of the other party in the Investor Member for a price equal to the net liquidation distributions to which the other party would have been entitled had the electing party so purchased the Securities for cash.

     (e) In the event that the Managing Member elects to distribute the Securities in kind to the Members, then all of the members of the Investor Member shall agree upon an independent, nationally recognized investment bank to value the Securities. Each tranche or class of the Securities, based on such valuation, and all other assets of the Company shall be distributed in accordance with Section 8.02.


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     8.04 Cancellation of Certificate. Upon the completion of the distribution of Company assets, the Company shall be terminated and the Members shall cause the Company to execute articles of dissolution and take such other actions as may be necessary or appropriate to terminate the Company.

     8.05 Deficit Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.


                       ARTICLE 9 - AMENDMENT TO AGREEMENT


     Any amendment to this Agreement and to the Articles of Organization may become effective at such time as it has been approved in writing by two-thirds in Capital Interest of the Members and the Non-Affiliated Member.


                         ARTICLE 10 - GENERAL PROVISIONS


     10.01 Arbitration. Any claim or controversy arising out of or relating to this Agreement or a breach hereof shall, upon the request of any party involved, be submitted to and settled by arbitration in accordance with the then existing rules in New York City of the American Arbitration Association, but providing for the arbitrators to fix as part of the arbitration determination the manner in which the parties to such arbitration shall share the costs thereof, or such other form of arbitration as the parties may accept. The decision made pursuant to such arbitration shall be binding and conclusive on all parties involved and judgment upon such decision may be entered in any appropriate court having jurisdiction.

     10.02 No partition rights. No Member shall be entitled to receive property other than cash on account of any distribution to be made and no Member shall have any right to partition of any interest in real property or personal property owned or acquired at any time by the Company, whether under any statute or rule of law.

     10.03 Notices. Any and all notices, designations, consents, offers, elections, acceptances or other communications provided for in this Agreement shall be in writing and delivered in any of the following ways: (1)


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personally, (2) by registered or certified mail (return receipt requested), sent by airmail where outside of the continental United States, (3) by reputable overnight private courier service, or (4) where a Member or other party has furnished a fax communication number, by such fax communication, to the Members at the addresses shown in the Section 1.13 to this Agreement. In addition, a copy of any and all notices sent to the Members shall be sent to the Non-Affiliated Member, c/o Soros Fund Management LLC, 888 Seventh Avenue, New York, New York 10106. Any of the addresses provided for the Members or for the copies described in this Section may be changed by notice given in accordance with the provisions of this Section. Any notice sent by registered or certified mail shall be deemed made or given upon receipt.

     10.04 Effect of agreement. This Operating Agreement (a) contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver, (c) shall be construed in accordance with, and governed by, the laws of New York, applicable to agreements executed and wholly performed therein, and (d) shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, successors and permitted assigns, except as above set forth.

     10.05 Construction. Words in any gender shall be deemed to include the other genders. The singular shall be deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and shall have no significance in the interpretation of this Operating Agreement. All pronouns or variations shall be deemed to include masculine, feminine, or neuter, singular, or plural as the context or identity may require.

     10.06 Partial invalidity. If any provision of this Agreement or the application thereof to any person or circumstance is determined to be invalid or unenforceable, the remaining provisions or the application to other persons or circumstances shall not be affected and shall be valid and enforceable to the fullest extent permitted by law.

     10.07 No oral change. No change or termination of this Agreement may be made except in a writing signed in the manner provided and required herein.

     10.08 Counterpart copies. This Agreement may be executed in counterpart copies which, taken together, shall


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                                      -18-


constitute the Agreement. A copy of the fully constituted Agreement shall be furnished by the Managers to each Member.




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     IN WITNESS WHEREOF, the undersigned acknowledges that the matters and facts set forth in this operating agreement are true and it has signed this operating agreement as set forth below to be effective as of the date first above written.

                             MERIT OPERATING, LLC,
                               Managing Member

                             By: NORTHSTAR OPERATING, LLC


                             By:  /s/ David Hamamoto
                                ----------------------------------------------
                                Name:   David Hamamoto
                                Title:  Authorized Signatory


                             MERIT EQUITIES LLC,
                               Investor Member

                             By: MI MANAGER, LLC

                             By: NORTHSTAR CAPITAL PARTNERS, LLC

                             By: NORTHSTAR CAPITAL HOLDINGS I, LLC


                             By: /s/ David Hamamoto
                                 ---------------------------------------------
                                 Name:  David Hamamoto
                                 Title: Manager